Exhibit 5.1

September 28, 2004

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, Arizona 85008

Re:     Registration Statement on Form S-3

Gentlemen:

I have acted as legal counsel in the preparation of the Form S-3 Registration Statement (“Registration Statement”) which has been filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 17,026,332 shares (the “Shares”) of Common Stock, $.001 par value, of ProsoftTraining, a Nevada corporation (the “Company”). This opinion is delivered as to the Shares, of which 5,424,108 (the “Warrant Shares”) are issuable upon exercise of outstanding common stock purchase warrants (the “Warrants”), and 11,602,224 (the “Note Shares”) are issuable upon conversion of principal and interest on outstanding convertible promissory notes (the “Notes”).

As such legal counsel, I have made such legal and factual inquiries as I deemed necessary under the circumstances for the purposes of rendering this opinion. In reliance thereon, I am of the opinion that:

1.	The Warrant Shares, when issued pursuant to the terms of the Warrants, shall be legally and validly issued, fully paid and nonassessable.

2.	The Note Shares, when issued pursuant to the terms of the Notes, shall be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Jeffrey G. Korn
Jeffrey G. Korn, Esq.